Exhibit 3.08

THIS WARRANT WAS ORIGINALLY ISSUED ON SEPTEMBER 24, 1999 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER, THE PROVISIONS OF THIS WARRANT OR ANY APPLICABLE STATE LAWS.


Dated:  September 24, 1999                                        200,000 Shares

                                                            Certificate No. WC-3

                           ID TECHNOLOGIES CORPORATION
                          COMMON STOCK PURCHASE WARRANT

         THIS CERTIFIES THAT for value received, subject to the terms and conditions hereinafter set forth, Centennial Venture Partners, LLC, a North Carolina limited liability company, or assigns (the "HOLDER"), is entitled to purchase up to Two Hundred Thousand (200,000) shares of Common Stock (the "COMMON STOCK") of ID Technologies Corporation, a North Carolina corporation (the "COMPANY"), at a purchase price of $0.50 per share (as such purchase price may be adjusted from time to time as herein provided) (the "PURCHASE PRICE") upon presentation of this Warrant and payment of the Purchase Price for the shares of Common Stock purchased at the principal office of the Company or at such other place as shall have been designated by the Company. The number of shares of Common Stock which are purchasable hereunder, as adjusted pursuant to the provisions below, is hereinafter referred to as the "WARRANT SHARES."

         This Warrant is made and given in connection with the closing of the sale and issuance by the Company of Convertible Debentures in the aggregate original principal amount of Three Hundred Thousand Dollars ($300,000.00) on the date hereof (each of such Convertible Debentures, a "DEBENTURE" and, collectively, the "DEBENTURES", and each holder of such Debentures, a "DEBENTURE HOLDER").

         This Warrant is subject to the following provisions:

         1. Exercise of Warrant.

                  a. This Warrant may be exercised, in whole or in part, at any time upon demand by holders of Debentures representing greater than fifty percent (50%) of the aggregate outstanding principal balance of all Debentures, or at the option of the Holder upon an Exercise Event (as defined below), or automatically upon a Qualified Public Offering (as defined below), and in any case prior to September 24, 2009, by the delivery to the Company of written notice of such exercise and the tender to the Company of the Purchase Price for the Warrant Shares purchasable pursuant to such exercise of this Warrant. This Warrant shall expire with respect to any Warrant Shares which have not been purchased prior to end of the day on September 24, 2009. In case of the exercise to purchase less than all Warrant Shares purchasable hereunder, the Company shall cancel this Warrant and shall execute and deliver a new Warrant of like tenor for the balance of the shares which may be purchased hereunder. As used herein, "EXERCISE EVENT" means the making or receiving by the Company of any offer, proposal or commitment, or entering into any letter of intent, contract or agreement, relating to any of the following transactions, or any earlier announcement by the Company or any other party to any such transaction (or any public announcement), or any earlier filing with or notice to the Securities and Exchange Commission ("SEC") or any other governmental agency or authority, in any such case relating to any of the following transactions: (i) any merger or other corporate reorganization which results in the failure of the holders of the capital stock of the Company to hold greater than 50% of the votes attributable to the shares of voting stock of the surviving company;
         (ii) any transaction resulting in a change in the ownership of greater than 50% of the Common Stock (determined on an as-exercised, as-converted, fully-diluted basis, excluding warrants of the Debenture Holders to purchase up to an aggregate of $500,000 of Common Stock upon the occurrence of an Exercise Event as defined therein, to the extent not exercised); (iii) any transaction resulting in the sale of all or substantially all of the assets of the Company; or (iv) a Qualified Public Offering. The Company shall notify the Holder in writing immediately upon the occurrence of an Exercise Event and in any event within sixty (60) days prior to the closing thereof, and the Company, within such time, shall notify the other parties to such transaction of the warrants held by the Holder. Upon exercise of this Warrant by the Holder, such Holder shall be entitled to participate in any such transaction as a shareholder. As used herein, "QUALIFIED PUBLIC OFFERING" means an underwritten public offering registered under the Securities Act of 1933 (the "1933 ACT") (other than a registration relating solely to employee benefit plans or to a transaction under Rule 145 under the 1933 Act or any successor rule thereto) in which (before deduction of underwriter commissions and selling expenses) the public offering price is equal to or exceeds Five Dollars ($5.00) per share of Common Stock (subject to adjustment for stock splits, reverse stock splits and other similar corporate reorganizations) and the gross proceeds to Company equal or exceed Fifteen Million Dollars ($15,000,000.00).

                  b. In lieu of exercising this Warrant in accordance with
         Section 1.a. hereof, the Holder may elect to receive, at any time following the occurrence of an Exercise Event, without the payment of such Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof exercised, as determined below, by the surrender of this Warrant to the Company (with the notice of exercise form attached hereto as Exhibit A duly executed), at the principal office of the Company. Thereupon, the Company shall within thirty (30) days after notice by Holder issue to such Holder such number of fully paid and nonassessable Warrant Shares as is computed using the following formula:

                           X   =   Y(A-B)
                                   ------
                                     A

                  Where X      =   the number of shares to be issued to such
                                   Holder pursuant to Section 1.a.

                           Y   =   the number of shares covered by
                                   this Warrant in respect of which the
                                   election is made pursuant to Section
                                   1.b.

                           A   =   the Market Price of one share of
                                   Common Stock at the time the
                                   election is made pursuant to Section
                                   1.b.

                           B   =   the Purchase Price in effect under
                                   this Warrant at the time the
                                   election is made pursuant to Section
                                   1.b.

                  For purposes hereof, the term "MARKET PRICE" shall mean the average of the daily closing prices per shares of the Common Stock for the ten (10) consecutive trading days immediately preceding the day as of which Market Price is being determined. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if shares of the Common Stock are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares are listed or admitted to trading, or if the shares are not so listed or admitted to trading, the average of the closing bid and asked prices as quoted on NASDAQ. If shares of the Common Stock are not listed or admitted to trading on any exchange or quoted on NASDAQ, the Market Price shall be deemed to be the higher of
         (A) the book value of a share of the Common Stock as determined by any firm of independent public accountants of recognized standing, selected by the board of directors of the Company, as at the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made or (B) the fair value thereof determined in good faith by an independent brokerage firm or Standard & Poor's Corporation as of a date which is within fifteen (15) days of the date as of which the determination is to be made (the fees and expenses of any brokerage firm or other firm engaged pursuant to this Section 1.b. to be paid by the Company). The Board of Directors of the Company shall promptly respond in writing to any inquiry by the Holder as to the Market Price of one share of Common Stock made pursuant to the immediately preceding sentence. Notwithstanding the provisions of
         Section 1.b. and unless as otherwise agreed in writing, the Holder shall not have any registration rights with respect to the Warrant or the Warrant Shares.

         2. Compliance with Securities Laws: The Holder of this Warrant, by its acceptance of this instrument, represents and acknowledges that this Warrant is acquired for the Holder's own account for investment purposes and that this Warrant and the Warrant Shares issuable upon exercise hereof, respectively, have not been registered under the Securities Act of 1933, as amended. Accordingly, any transfer of this Warrant and such Warrant Shares shall be subject to legal restrictions. The Holder agrees that it will not offer for sale or sell, assign or otherwise dispose of (except exercise) this Warrant or any Warrant Shares issued to it pursuant to exercise hereof, except in accordance with applicable securities laws.

         3. Shares of Common Stock in Reserve: The Company agrees at all times to reserve a sufficient number of authorized but unissued shares of Common Stock for the purposes of this Warrant, and to take such action as may be necessary to ensure that all Warrant Shares issued upon exercise of this Warrant will be duly and validly authorized and issued and fully paid and nonassessable.

         4. No Voting or Dividend Rights: This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company, and no dividend or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Warrant Shares which may be purchased hereunder until and unless, and except to the extent that, this Warrant shall be exercised.

         5. Adjustment of Purchase Price and Number of Shares:

                  a. The Purchase Price hereof shall be subject to adjustment from time to time as follows:

                           i. In case the Company shall (a) pay a dividend on
                  its Common Stock in Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares, then, in such an event, the Purchase Price in effect immediately prior thereto shall be adjusted proportionately so that the adjusted Purchase Price will bear the same relation to the Purchase Price in effect immediately prior to any such event as the total number of shares of Common Stock outstanding immediately prior to any such event shall bear to the total number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this subdivision i. (a) shall become effective retroactively immediately after the record date in the case of a dividend and (b) shall become effective immediately after the effective date in the case of a subdivision or combination. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein.

                           ii. In case the Company shall issue additional shares
                  of Common Stock at a Net Consideration Per Share (as defined in subdivision iv. below) which is less than the Purchase Price at the time of such issuance, the Purchase Price shall be adjusted so that the same shall equal the Net Consideration Per Share. Such adjustment shall be made whenever such Common Stock is issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such Common Stock.

                           iii. In case the Company shall issue rights or
                  options for the purchase of Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights, options, convertible or exchangeable stock or securities being herein called "CONVERTIBLE SECURITIES"), whether or not such Convertible Securities are immediately exercisable, entitling the holders thereof to subscribe for or purchase shares of Common Stock at a Net Consideration Per Share (as defined in subdivision iv. below) which is less than the Purchase Price at the time of such issuance, the Purchase Price shall be adjusted so that the same shall equal the Net Consideration Per Share. Such adjustment shall be made whenever such Convertible Securities are issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such Convertible Securities. In the event the Company shall subsequently cancel or terminate such Convertible Securities, the Purchase Price shall be readjusted to be the same as if the Company had not issued such Convertible Securities.

                           iv. "NET CONSIDERATION PER SHARE" shall mean the
                  amount equal to the total amount of consideration received by the Company for the issuance of such Common Stock or Convertible Securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion of any such Convertible Securities, divided by the aggregate number of shares of Common Stock issued and the number of shares of Common Stock that would be issued if all such Convertible Securities were exercised, exchanged or converted.

                           v. No adjustment of the Purchase Price shall be made
                  if the amount of such adjustment shall be less than $0.01 per share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment so carried forward, shall amount to not less than $0.01 per share. In case the Company shall at any time issue Common Stock by way of dividend on any stock of the Company or subdivide or combine the outstanding shares of the Common Stock, said amount of $0.01 per share (as theretofore increased or decreased, if the same amount shall have been adjusted in accordance with the provisions of this subparagraph) shall forthwith be proportionately increased in the case of a combination or decreased in the case of such a subdivision or stock dividend so as appropriately to reflect the same.

                  b. Upon each adjustment of the Purchase Price pursuant to subdivisions i., ii., or iii. of Subsection 5.a., the number of shares of Common Stock purchasable upon exercise of this Warrant shall be adjusted to the number of shares of Common Stock, calculated to the nearest one hundredth of a share, obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon the exercise of this Warrant by the Purchase Price in effect prior to such adjustment and dividing the product so obtained by the new Purchase Price.

                  c. In case of any capital reorganization of the Company, or of any reclassification of the Common Stock, this Warrant shall be exercisable after such capital reorganization or reclassification upon the terms and conditions specified in this Warrant, for the number of shares of stock or other securities which the Common Stock issuable (at the time of such capital reorganization or reclassification) upon exercise of this

         Warrant would have been entitled to receive upon such capital reorganization or reclassification if such exercise had taken place immediately prior to such action. The subdivision or combination of shares of Common Stock at any time outstanding into a greater or lesser number of shares of Common Stock shall not be deemed to be a reclassification of the Common Stock of the Company for the purposes of this Subsection 5.c.

                  d. Whenever the Purchase Price is adjusted as herein provided, the Company shall compute the adjusted Purchase Price in accordance with Subsection 5.a. and shall prepare a certificate signed by its President and its chief financial officer setting forth the adjusted Purchase Price and showing in reasonable detail the method of such adjustment and the fact requiring the adjustment and upon which such calculation is based, and such certificate shall forthwith be forwarded to the Holder.

                  e. The form of this Warrant need not be changed because of any change in the Purchase Price pursuant to this Section 5 and any Warrant issued after such change may state the same Purchase Price and the same number of shares of Common Stock as are stated in this Warrant as initially issued. However, the Company may at any time in its sole discretion (which shall be conclusive) make any change in the form of this Warrant that it may deem appropriate and that does not affect the substance thereof. Any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

                  f. Notwithstanding any provision hereof, if an adjustment of the Purchase Price is made pursuant to this Section (or any subsection hereof) and the event causing such adjustment also causes an adjustment to the conversion price of Series A Preferred stock of Corporation under the Articles of Incorporation of Corporation, or to the purchase price, conversion price, number of warrant shares or similar adjustments under any debentures, warrants or any other instruments to which Corporation is a party, no additional adjustment under this Section shall be made solely as a result of such adjustment(s) under the Articles of Incorporation, debentures, warrants or such other instruments.

         6. Notices to Warrant Holder in Certain Events: Without limiting the other provisions of this Warrant, in case -

                  a. Dividends or Distributions: the Company shall declare a dividend (or any other distribution) payable upon its Common Stock otherwise than in cash or in its Common Stock;

                  b. Issuance of Stock: the Company shall authorize the issuance of any additional shares of Common Stock or Convertible Securities (including any public offering or private placement);

                  c. Reorganization Transactions: the Board of Directors or shareholders of the Company shall vote upon any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, or conveyance of all or substantially all of the assets of the Company to another corporation; or

                  d. Dissolution or Liquidation: the commencement of voluntary or involuntary dissolution, liquidation or winding up of the Company;

         -- then, and in any such case, the Company shall cause to be delivered to the Holder at least sixty (60) days prior to the date hereinafter specified, a notice stating (as applicable): (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (ii) the date on which additional shares of Common Stock or Convertible Securities are to be issued, and the adjustments in Purchase Price and Warrant Shares to be made hereunder; or (iii) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place, and the date, if any, to be fixed as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

         7. Replacement Warrant for Lost Certificate: Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and reimbursement to the Company of all reasonable expenses incidental thereto (and upon surrender and cancellation of this Warrant if mutilated), the Company will execute and deliver a new Warrant of like tenor, in lieu of this Warrant.

         8. Assignability; Binding Effect; Amendments; Waivers: This Warrant shall be binding upon and inure to the benefit of any and all successors and assigns of the Holder and the Company; PROVIDED, HOWEVER, that no Assignment may be made by the Holder hereof except for an Assignment to an Approved Party (as defined below). Each Person to whom all or any part of the Warrant is assigned shall execute and deliver to the Company a counterpart of the Investor Rights Agreement as a condition to receipt of a Warrant in the assignee's name. Any Assignment made without first complying with the provisions of this Section 8 shall be void and of no legal effect. This Warrant may be amended or modified, or any of its provisions waived, only with the prior written consent of Debenture Holders holding Debentures representing greater than fifty percent (50%) of the aggregate outstanding principal balance of all Debentures.

         9. As used herein:

                  e. "AFFILIATES" means with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, "CONTROL" (including with correlative meanings, the terms "CONTROLLING" "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as applied to any Person, means the possession, directly, indirectly or beneficially, of either: (i) 50% equity ownership; or (ii) the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                  f. "APPROVED PARTY" means: (i) Affiliates; (ii) parents (including step-parents and adoptive parents) and children (including step-children, adopted children and children of the half-blood); (iii) partners or retired partners of a partnership, or members or retired members in a limited liability company; or (iv) Persons to whom an Assignment is made with the prior written approval of the Company. The Company's approval shall not be unreasonably withheld, provided that it may refuse such approval if the proposed assignee is reasonably believed by the Company to be a competitor of the Company.

                  g. "ASSIGNMENT" means any sale, assignment, gift, pledge, encumbrance or other transfer or disposition of this Warrant;

                  h. "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the Company has executed this Warrant under seal effective as of the date first above written.

                                    COMPANY:

                                    ID TECHNOLOGIES CORPORATION
ATTEST:

                                    By:     /s/  J. Phillips L. Johnston
                                        ----------------------------------
                                        J. Phillips L. Johnston, President

 /s/ Barbara D. Lane
-----------------------
(Assistant) Secretary

(Affix Corporate Seal)